Exhibit 11

                 STATEMENT ON COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

                                                     Years Ended
                                          --------------------------------
                                         January 30, January 31, February 1,
                                            1999        1998        1997
                                          --------    --------    --------
    Weighted average common shares
      outstanding during the year            5,909       5,909       5,900

    Effect of dilutive stock options,
      net of shares assumed
      repurchased at average market
      price                                    -           -            42
                                          --------    --------    --------

    Weighted average common share and
      common share equivalents               5,909       5,909       5,942
                                          ========    ========    ========

    Net Income (loss)                     $  1,208    $(17,673)   $  1,084
                                          ========    ========    ========


    Earnings per share:
    Basic earnings (loss) per share       $   .20     $  (2.99)   $    .18
    Diluted earnings (loss) per share         .20        (2.99)        .18


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